News Release                                                        Exhibit 99.1

Public Storage, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com


                                                    For Release:  Immediately
                                                    Date: October 14, 2004
                                                    Contact:  Mr. John Reyes
                                                    (818) 244-8080



              Public Storage, Inc. Announces Property Acquisitions

GLENDALE, California - John Reyes, Senior Vice President and CFO of Public Storage, Inc. (NYSE and PCX:PSA), announced that the Company had acquired this week 32 facilities at a total cost, including estimated closing and conversion costs, of $121,500,000. The facilities are located in Minnesota, Texas and Wisconsin and contain 2,064,000 net rentable square feet of space in 14,873 rentable units.

Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters is located in Glendale, California. The Company's self-storage properties are located in 37 states. At June 30, 2004 the Company had interests in 1,415 storage facilities with approximately 85.7 million net rentable square feet and 810,000 rentable units.

More information about Public Storage, Inc. is available on the Internet.